Exhibit 99.1

Avanir Pharmaceuticals Reports Fiscal 2014 Second Quarter Financial and Business Results

ALISO VIEJO, Calif., May 6, 2014-Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported financial results for the three and six months ended March 31, 2014.

Quarterly Financial Highlights

•	Total company net revenues of $26.9 million

•	Net NUEDEXTA® sales of $24.4 million

•	Cash, cash equivalents, and restricted investments of $56.5 million as of March 31, 2014.

“We are extremely pleased with the recent outcome of the NUEDEXTA ANDA litigation,” said Keith A. Katkin, president and CEO of Avanir. “With this patent litigation behind us and 12-plus years of market exclusivity, we are committed to investing in the NUEDEXTA business to maximize the long term revenue potential. NUEDEXTA has brought relief to tens of thousands of patients suffering from PBA and achieved its twelfth successive sequential quarter over quarter growth. Through the remainder of 2014 we anticipate reporting on important results from our two ongoing phase II studies and the PRISM2 study.”

Fiscal 2014 Second Quarter Results

•	Total net revenues for the second quarter fiscal 2014 were $26.9 million, compared with $17.4 million for the comparable quarter in fiscal 2013, representing 55 percent year-over-year growth. Total net revenues consist of NUEDEXTA revenue, Abreva® royalties and co-promotion revenues.

•	Total operating expenses were $38.7 million in the second quarter of fiscal 2014, compared with $32.9 million in the comparable period in fiscal 2013.

•	Cash used in operations was $15.7 million in the second quarter of fiscal 2014.

•	Net loss for the fiscal 2014 second quarter was $12.7 million, or $0.08 per share, compared with a net loss of $16.5 million, or $0.12 per share, for the same period in fiscal 2013.

Fiscal 2014 Six-Month Results

•	Total net revenues for the first six-months of fiscal 2014 totaled $53.7 million, compared with $34.0 million for the first six months of fiscal 2013.

•	Total operating expenses were $75.5 million in the first six-months of fiscal 2014, compared to $60.5 million in the comparable period for fiscal 2013.

•	Cash used in operations was $25.5 million in the first six months of fiscal 2014.

•	Net loss for the first six-months of fiscal 2014 was $23.6 million, or $0.15 per share, compared with a net loss of $28.6 million, or $0.21 per share for the comparable period in fiscal 2013.

Cash, Cash Equivalents & Marketable Securities

As of March 31, 2014 Avanir had cash, cash equivalents and investments in securities totaling $56.5 million, including cash and cash equivalents of $53.9 million.

Quarter and Recent Business Highlights

•	Submitted and received acceptance of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for approval of AVP-825, the company’s innovative Breath Powered™ investigational drug-device combination product for the acute treatment of migraine. The company has received a PDUFA date of November 26, 2014.

•	Presented data from a benchmark study of veterans with mild traumatic brain injury, showing that approximately 60 percent of 758 respondents reported PBA symptoms, characterized by the presence of involuntary, uncontrollable episodes of crying and/or laughing that were exaggerated or even contrary to how they felt at the time. In addition to patient burden, the data show that presence of PBA symptoms are associated with increased health care costs.

•	Announced the addition of Dr. Mark Corrigan to the company’s board of directors.

•	Announced the publication of research showing dextromethorphan has antidepressant-like effects in vivo. The data shows that dextromethorphan exerts antidepressant-like actions mediated at least in part through sigma-1 receptors.

•	Showcased the company’s central nervous system therapeutic franchise at the 66th Annual Meeting of the American Academy of Neurology.

Note to Investors: As previously announced, Avanir will hold a conference call to discuss fiscal 2014 second quarter financial results today, May 6, 2014, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1 (866) 318-8614 for domestic callers or +1 (617) 399-5133 for international callers, and entering passcode 89833749. Those interested in listening to the conference call live via the internet may do so by visiting http://ir.avanir.com.

About AVP-825

AVP-825 is an investigational drug-device combination product consisting of low-dose sumatriptan powder delivered intranasally utilizing a novel Breath Powered delivery technology. If approved, AVP-825 would be the first and only fast-acting, dry-powder intranasal form of sumatriptan for the treatment of migraine. AVP-825 is an investigational drug-device combination product not approved by the FDA. In the phase III clinical trial the most common AEs (incidence >5%) reported for AVP-825 were product taste (22%), nasal discomfort (13%), and rhinitis (6%); local AEs were almost exclusively mild to moderate in severity and transient. Sumatriptan is contraindicated for certain patients, including those with a history of coronary artery disease (CAD) or coronary vasospasm.

About AVP-786

AVP-786 is a novel investigational drug product consisting of a combination of deuterium modified dextromethorphan and ultra-low dose quinidine, used as a metabolic inhibitor. Incorporation of deuterium into specific positions of the dextromethorphan molecule strengthens the chemical bonds and reduces susceptibility to enzyme cleavage and first pass metabolism, but without altering its pharmacology. AVP-786 is an investigational drug not approved by the FDA.

About AVP-923

AVP-923 is a combination of two well-characterized compounds, the active CNS ingredient dextromethorphan hydrobromide (an uncompetitive NMDA receptor antagonist and sigma-1 receptor agonist) plus low-dose quinidine sulfate (a CYP2D6 enzyme inhibitor), which serves to increase the bioavailability of dextromethorphan. Several dose strengths of AVP-923 are being studied in multiple ongoing clinical trials including agitation in Alzheimer’s disease, and levodopa-induced dyskinesia in Parkinson’s disease. AVP-923 at the 20/10 mg dose strength is approved by the FDA for the treatment of pseudobulbar affect (PBA) and marketed under the trade name NUEDEXTA (see description below). AVP-923 is an investigational drug not approved by the FDA for any uses other than PBA.

About NUEDEXTA

NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.

NUEDEXTA Important Safety Information

NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the underlying emotional state.

Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias.

NUEDEXTA and certain other medicines can interact, causing serious side effects. If you take certain drugs or have certain heart problems, NUEDEXTA may not be right for you.

NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk for QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation should be conducted at baseline and 3-4 hours after the first dose.

The most common adverse reactions are diarrhea, dizziness, cough, vomiting, asthenia, peripheral edema, urinary tract infection, influenza, increased gamma-glutamyltransferase, and flatulence. NUEDEXTA may cause dizziness.

These are not all the risks from use of NUEDEXTA. Please refer to full Prescribing Information at www.NUEDEXTA.com.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

Avanir® and NUEDEXTA® are registered trademarks owned by Avanir Pharmaceuticals, Inc. All other trademarks are the property of their respective owners.

©2014 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Avanir’s operating performance and financial position, the market demand for and acceptance of Avanir’s products domestically and internationally, research, development and commercialization of new products domestically and internationally, obtaining additional indications, obtaining and maintaining regulatory approvals domestically and internationally, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact

Ian Clements, PhD

ir@avanir.com

+1 (949) 389-6700

AVANIR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014	September 30, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$53,888,058	$55,259,073
Restricted cash and cash equivalents	1,318,033	965,986
Trade receivables, net	17,215,906	12,525,992
Inventories, net	640,853	710,179
Prepaid expenses and other current assets	4,629,980	2,382,410

Total current assets	77,692,830	71,843,640
Restricted long-term investments	1,303,580	1,303,938
Property and equipment, net	3,153,568	1,592,791
Non-current inventories, net	773,129	784,186
Other assets	686,154	554,452

TOTAL ASSETS	$83,609,261	$76,079,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$26,902,884	$25,560,756
Current portion of note payble	11,158,907	7,942,945
Current portion of deferred royalty revenues	178,786	1,288,514

Total current liabilities	38,240,577	34,792,215
Accrued expenses and other liabilities, net of current portion	2,019,000	1,393,075
Note Payable	15,696,511	21,422,163

Total liabilities	55,956,088	57,607,453

Total stockholders’ equity	27,653,173	18,471,554

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$83,609,261	$76,079,007

AVANIR PHARMACEUTICALS, INC.

CONDENSED STATEMENT OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
REVENUES
Net product sales	$24,379,159	$16,535,059	47,678,186	31,414,321
Revenues from royalties	475,281	899,129	2,564,595	2,525,139
Revenue from co-promotion with Merck	2,092,264	—	3,450,342	—
Revenue from research grant services	—	—	—	15,000

Total revenues	26,946,704	17,434,188	53,693,123	33,954,460

OPERATING EXPENSES
Cost of product sales	1,370,001	933,426	2,662,412	1,771,555
Cost of research grant services	—	69,090	—	78,488
Research and development	9,892,256	8,874,298	19,417,576	15,522,389
Selling and marketing	18,904,244	16,061,408	36,379,648	29,583,827
General and administrative	8,555,381	6,978,684	17,005,271	13,517,087

Total operating expenses	38,721,882	32,916,906	75,464,907	60,473,346

Loss from operations	(11,775,178)	(15,482,718)	(21,771,784)	(26,518,886)
OTHER INCOME (EXPENSE)
Interest income	4,987	15,065	9,539	34,396
Interest expense	(898,316)	(1,059,245)	(1,853,211)	(2,118,490)
Other, net	(9,249)	197	(8,837)	197

Loss before provision for income taxes	(12,677,756)	(16,526,701)	(23,624,293)	(28,602,783)
Provision for income taxes

Net loss and comprehensive loss	$(12,677,756)	$(16,526,701)	$(23,624,293)	$(28,602,783)

Basic and diluted net loss per share	$(0.08)	$(0.12)	$(0.15)	$(0.21)

Basic and diluted weighted average number of common shares outstanding	154,633,853	139,173,746	153,353,200	137,959,958